UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 12, 2014 (September 10, 2014)

EMERALD OIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35097	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 1360
Denver, CO 80202

(Address of principal executive offices, including zip code)

(303) 595-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2014, Paul Wiesner resigned as Chief Financial Officer of Emerald Oil, Inc. (the “Company”) to pursue other opportunities. On September 10, 2014, the board of directors of the Company (the “Board”) appointed Ryan Smith, who was currently serving as the Vice President of Capital Markets and Strategy of the Company, as the Company’s Chief Financial Officer and to also serve as the Company’s principal financial officer and principal accounting officer.

Mr. Smith, 31, has served as the Company’s Vice President of Capital Markets and Strategy since July 2013. Prior to joining the Company, Mr. Smith was a Vice President in Canaccord Genuity’s Investment Banking Group focused solely on the energy sector. Mr. Smith joined Canaccord Genuity in 2008 and was responsible for the execution of public and private financing engagements along with mergers and acquisitions advisory services. Prior to joining Canaccord Genuity, Mr. Smith was an Analyst in the Wells Fargo Energy Group, working solely with upstream and midstream oil and gas companies. Mr. Smith holds a Bachelor of Business Administration degree in Finance from Texas A&M University.

In connection with Mr. Smith’s appointment on September 10, 2014, the Company amended the existing employment agreement with Mr. Smith (the “Employment Agreement”) solely to change Mr. Smith’s title to Chief Financial Officer. Under the terms of the Employment Agreement, Mr. Smith will continue to receive an annual base salary of $225,000 and will continue to be eligible to receive annual cash bonuses of 0.5 to 1.5 times annual salary and annual equity bonus grants of 1.0 to 3.0 times annual salary. The amount of any cash bonus payment and equity bonus grant will be linked to the Company’s performance according to certain predetermined performance criteria established by the Compensation Committee. A minimum threshold level of performance must be achieved or no cash or equity bonus will be paid.

The Employment Agreement provides for certain severance payments or other termination benefits to Mr. Smith if the Company terminates Mr. Smith due to his death or inability to perform, or without “cause” or if Mr. Smith terminates the Employment Agreement for “good reason” (as such terms are defined in the Employment Agreement). In addition, all equity awards previously granted to Mr. Smith will vest immediately in the event of his death or disability or if the Company terminates him without “cause”.

If the Company terminates the Employment Agreement for “cause” or if Mr. Smith terminates the Employment Agreement without “good reason” (as such terms are defined in the Employment Agreement), Mr. Smith will not be entitled to a severance payment or any other termination benefits. However, the Company will pay Mr. Smith any unpaid portion of Mr. Smith’s base salary and benefits accrued through the date of such termination. Any unvested equity awards previously granted to Mr. Smith will be forfeited.

If such termination occurs within a 12-month period following a “change of control” (as such term is defined in the Employment Agreement), Mr. Smith will also be entitled to a lump-sum cash payment equal to 2.5 times the total of his base salary plus the annual cash bonus paid and equity bonus granted during the fiscal year prior to the termination (the “Termination Multiple”). In connection with termination following a change of control, the Termination Multiple for Mr. Smith and other employees of the Company is limited to $15 million in the aggregate.

The Employment Agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Finally, the Employment Agreement provides the Company with the right to reduce any payments to Mr. Smith in the event that any payments that would otherwise be made pursuant to the Employment Agreement or any other agreement between the Company and Mr. Smith would be subject to the excise tax imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code by reason of being contingent on a change in control; provided, however, that such payments shall be reduced only if, as a result of such reduction, Mr. Smith would receive a net after-tax payment amount that is greater than the net after-tax payment amount he would receive if no reductions were made. The term of the Employment Agreement ends on December 31, 2015.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibits 10.1 to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished as part of this current report on Form 8-K:

10.1	Amended and Restated Employment Agreement between Ryan Smith and Emerald Oil, Inc., dated effective as of September 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD OIL, INC.

Date: September 12, 2014	By:	/s/ McAndrew Rudisill
McAndrew Rudisill
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	ITEM

10.1	Amended and Restated Employment Agreement between Ryan Smith and Emerald Oil, Inc., dated effective as of September 10, 2014.